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                                                                    EXHIBIT 10.2


                            SHARE PURCHASE AGREEMENT


                                    REGARDING
                         PURCHASE OF 3.330.555 SHARES IN
                              SEA TRUCK HOLDING AS







This Share Purchase Agreement (this "AGREEMENT") is made by and between

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1.       Aase Marie Larsen MacColl, with address at Vestreg. 7A, Sandnes, and

         Lykkens Pr0ve Invest AS, Postboks 221 4303 Sandnes,

         hereinafter jointly referred to as the "SELLERS "


         and


2. Gulf Offshore Norge AS, with its registered address Strandveien 50 E, 1366 Lysaker, Norway,

         hereinafter referred to as the "PURCHASER",


together hereinafter referred to as the "PARTIES" and individually as a "PARTY".


                                    PREAMBLE



- The Sellers own 3.330.555 shares (the "SHARES") in Sea Truck Holding AS and desire to sell the Shares to the Purchaser.

-      The Purchaser desires to acquire the Shares.

- This Agreement sets forth the terms and conditions of the sale of the Shares from the Sellers to the Purchaser.


1.     DEFINITIONS


For purposes of this Agreement, the following terms have the meanings specified below:

"CLOSING" is defined in Section 2.3.

"CLOSING DATE" means the date and time as of which the Closing actually takes place.

"COMPANY" means Sea Truck Holding AS, Organisation No. 930 395 404, with its registered address at Strandgt. 5 N-4307 Sandnes, Norway.

"COMPLETION OF THE DEMERGER" means when the Demerger has been registered by the Norwegian Register of Business Enterprises in accordance with the Norwegian Limited Liability Companies Act of 13 June 1997 No 44 (hereinafter referred to as the "Companies Act") Section 14-8, cf. Section 13-16.

"DEMERGER" means the demerger of Sea Truck Holding AS contemplated prior to, and independently of, the acquisition of the Shares, and approved by the Company's General Meeting 27 February 2001 and anticipated to be completed at approximately 18 June 2001.

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"ESCROW ACCOUNT AGREEMENT" means the Escrow Account Agreement enclosed hereto as
Attachment 1.

"GROUP COMPANY" means either the Company or any of its Subsidiaries.

"PURCHASE PRICE" is defined in Section 2.1.

"SHARES" is defined in the Preamble.

"SUBSIDIARY" means with respect to any Person (the "Owner"), any company or other entity of which securities or other interests are held by the Owner or one or more of its Subsidiaries: having the power to elect a majority of that entity's board of directors or similar governing body; or otherwise having the power to direct the business and policies of that entity (other than securities or other interests having such power only upon the happening of a contingency that has not occurred). When used without reference to a particular Person, "Subsidiary" means a Subsidiary of the Company.

2.     SALE AND PURCHASE OF SHARES; CLOSING

2.1    PURCHASE PRICE

Purchaser shall transfer an amount of NOK 51,- per Share, which in the aggregate amounts to NOK 169.858.831,- (the "PURCHASE PRICE") to the Escrow Account (as defined in the Escrow Account Agreement) within two banking days of the signing of this Agreement.

2.2    CLOSING TRANSACTIONS

Subject to the conditions set forth in this Agreement, at Closing the Sellers shall sell and transfer all of the Shares to the Purchaser and the Purchase Price shall be released to the Sellers in accordance with the provisions of the Escrow Account Agreement. The Sellers indebtedness to the Company will be settled at completion prior to funds being released to the Sellers.

2.3    CLOSING

The purchase and sale (the "CLOSING") provided for in this Agreement shall take place at the offices of [ ], at 10:00 a.m. (local time) immediately after Completion of the Demerger or at such other time and place as the parties may agree.

Notwithstanding the above, if the Completion of the Demerger has not taken place before or at 18 July 2001, the Closing shall take place at 19 July 2001 or within two weeks thereafter. The Parties shall in such case use their best efforts to find an appropriate way to transfer the assets and liabilities comprised by the Demerger plan to the Sellers, provided, however, that the Sellers in such case shall indemnify the Purchaser for any costs (including tax) incurred by the Purchaser as a consequence thereof.

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2.4    CLOSING OBLIGATIONS

At the Closing

(a) The Sellers shall deliver to the Purchaser an irrevocable, unconditional instruction to the Company to register the Purchaseras owner of the Shares provided only that the Purchase Price has been confirmed by Privatbanken to have been paid in full to the Escrow account.


(b) The Sellers shall receive the Purchase Price in accordance with the provision of the Escrow Account Agreement.

3.     THE SELLERS' WARRANTIES

The Sellers warrant to the Purchaser, as at the date of this Agreement and at the Closing as follows:

3.1    POWER AND AUTHORITY

The execution, delivery and performance of this Agreement by the Sellers have been duly and validly authorized by all requisite action. This Agreement has been duly executed and delivered by the Sellers and assuming the due authorization, execution and delivery hereof by Purchaser constitutes a legal, valid and binding obligation of Sellers, enforceable against them in accordance with its terms.

3.2    TITLE TO THE SHARES

All of the Shares are owned of record and beneficially by the Sellers, and will be free and clear of all liens and encumbrances at Closing.

3.3    NO MATERIAL ADVERSE CHANGE

Since 1 January 2001 there has, to the best of the Sellers knowledge, been no material adverse change in the business of the Group Companies taken as a whole.

4.     OBLIGATIONS OF THE SELLERS PRIOR TO CLOSING

4.1    NEGATIVE OBLIGATION

Between the date of this Agreement and the Closing Date, the Sellers shall take no action, or fail to take any reasonable action within their control, as a result of which any of the warranties set forth in Section 3 would fail to be correct if made as of the Closing Date.

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4.2    NOTIFICATION

Between the date of this Agreement and the Closing Date, the Sellers shall promptly notify the Purchaser in writing if the Sellers becomes aware of any fact or condition that causes or constitutes a breach of any of the Sellers warranties in Section 3 as of the date of this Agreement. During the same period, the Sellers shall promptly notify the Purchaser in writing if the Sellers becomes aware of any fact or condition that causes or constitutes any breach of any obligation of the Sellers in this Section 4.

4.3    PAYMENT OF INDEBTEDNESS BY RELATED PERSONS

The Sellers shall cause all indebtedness owed to any Group Company by the Sellers including, without limitation, all accounts payable to any Group Company, to be paid in full prior to or at Closing. The total indebtedness amounts to NOK 192 360,22 as of June 18, 2001.

5.     CONDITIONS PRECEDENT TO THE PURCHASER'S OBLIGATION TO CLOSE

The Purchaser's obligation to purchase the Shares and to take the other actions required to be taken by the Purchaser at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Purchaser, in whole or in part):


5.1    PERFORMANCE BY THE SELLERS AND THE COMPANY

All of the obligations that the Sellers are required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been duly performed and complied with in all respects material to the transactions contemplated hereby.

5.2    NO PROHIBITION

Neither the consummation nor the performance of any of the transactions contemplated hereby will, directly or indirectly (with or without notice or lapse of time), result in a material violation of any applicable law, regulation or Order that is in effect or proposed for adoption.

5.3    NO MATERIAL ADVERSE CHANGE

No material adverse change shall have occurred prior to the Closing with respect to the assets, business, prospects, financial condition or results of operations of the Group Companies taken as a whole.

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6.     CONDITION PRECEDENT TO THE SELLERS' OBLIGATION TO CLOSE

The obligation of the Sellers to sell the Shares and take the other actions required to be taken by the Sellers at the Closing is subject to the satisfaction, at or prior to the Closing, of the following condition (which may be waived by the Sellers, in whole or in part):

6.1    THE PURCHASER'S PERFORMANCE

All of the covenants and obligations that the Purchaser is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been performed and complied with in all respects material to the transactions contemplated hereby.

7.     UNWINDING

7.1    UNWINDING CONDITIONS

This Agreement may be unwound (a) by mutual consent of the Sellers and the Purchaser, (b) by either of the Sellers or the Purchaser, upon five business days prior written notice, if the conditions set forth in Section 4, 5 and 6 of this Agreement are not met within 120 days after the date of signing of this Agreement and the Escrow Account Agreement provided however, that neither the Sellers nor the Purchaser may demand the unwinding pursuant to (b) above if the non fulfilment of the conditions in Sections 4, 5 and 6 results directly or indirectly from breach of any provision of this Agreement or the Escrow Account Agreement by the Party which desires to unwind this Agreement.

8.     GENERAL PROVISIONS

8.1    EXPENSES; ADVISORS' ADVICE

Except as otherwise expressly provided in this Agreement, each Party to this Agreement shall bear its respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, including all fees and expenses of agents, representatives, counsel and accountants.

Each Party is responsible for obtaining tax, accounting and other advice relating to the transactions contemplated by this Agreement, including, without limitation, advice regarding the structuring of such transactions, from its own advisors, and, if one Party shares the advice of its advisors with the other Parties, such Party shall not have any liability of any kind or nature to such other Parties with respect to such advice.


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8.2    PUBLIC ANNOUNCEMENTS

The Parties have agreed to the wording of an initial press release disclosing this Agreement and the transactions contemplated hereby.

8.3    CONFIDENTIALITY

The Sellers and the Purchaser shall maintain in confidence, and shall cause their respective directors, officers, employees, agents and advisors to maintain in confidence, any written, oral or other information obtained in confidence from the other Party or the Company in connection with this Agreement or the transactions contemplated hereby, unless (a) such information is already known to such Party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such Party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the transactions contemplated hereby, or (c) the furnishing or use of such information is required by law, regulation or legal process.

If the transactions contemplated hereby are not consummated, each Party shall return or destroy as much of such written information as the other Party may reasonably request.

8.4    NOTICES

All notices, requests, demands, and other communications required or permitted by this Agreement shall be in writing in the English language and (a) delivered by messenger; (b) transmitted by telecopier; or (c) delivered by a reputable international courier service, with courier charges paid or payable by the sender. All such notices and other communications shall be addressed as follows to the respective parties set forth below or to such other address as any such party may hereafter specify in writing:

Notices to the Sellers shall be addressed to:

       Aase M. Larsen McColl,
       Vestreg. 7A,
       4307 Sandnes,
       Norway

       with a copy to:

       Clement Endresen
       Kluge Advokatfirma ans
       PO Box 277
       4066 Stavanger, Norway
       Fax:       51 57 65 65
       Tel:       51 57 14 77

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Notices to the Purchaser shall be addressed to:

       Gulf Offshore Norge AS c/o Gulf Offshore N.S. Ltd,
       184-192 Market Street,
       Aberdeen, AB11 SPQ, UK
       Attention: Managing Director
       Fax: (01224) 336039
       Tel: (01224) 336030

       with a copy to:

       Wiersholm, Mellbye & Bech
       PO Box 1400 Vika
       0115 Oslo, Norway
       Attention: Torkel Ern0
       Fax: 210 210 01
       Tel: 210 210 00

Notices shall be deemed to have been given (i) on the day of delivery (evidenced by a signed receipt) if delivered by messenger; (ii) two business days after it has been delivered to a reputable international courier service; or (iii) on the day sent by telecopy if the transmission is confirmed by the sender's telecopier.

8.5    GOVERNING LAW

This Agreement shall be governed by, and construed in accordance with, the laws of Norway.

8.6    ASSIGNMENTS, SUCCESSORS AND NO THIRD PARTY RIGHTS

No Party may assign any of its rights under this Agreement without the prior written consent of the other Parties, except that the Purchaser may assign any of its rights under this Agreement to any Subsidiary or Shareholders of the Purchaser. The Purchaser shall subsequent to any such assignment remain liable for any and all obligations under this Agreement. Subject to the preceding sentence, this Agreement shall apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the Parties.

8.7    HEADINGS; CONSTRUCTION

The headings of Sections in this Agreement are provided for convenience only and shall not affect its construction or interpretation. All words used in this Agreement shall be construed to be of such gender or number as the circumstances require.

The Parties claims and liabilities based on this Agreement shall be transferred to the Parties possible judicial successors.

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This Agreement is signed in 2 original copies of which the Parties retain one copy each.



                               Oslo, ___ May 2001



Signed for and on behalf of all of the Sellers:

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Signed for and on behalf of the Purchaser:


We hereby irrevocably and unconditionally guarantee the performance of the

Purchaser under this Agreement



GulfMark Offshore, Inc.

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